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The Loewen Group
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                                                                    News Release

Stock Symbols:
NYSE:        LWN
TSE:         LWN
ME:          LWN
(All amounts listed in U.S. dollars)


Investor Contacts:                             Media Contacts:
Paul Wagler, Senior Vice President, Finance    David Laundy, VP, Communications
Dwight Hawes, Vice President, Finance          The Loewen Group Inc.
The Loewen Group Inc.                          Tel: (604) 293-7857
Tel: (800) 347-7010
                                               Chris Tofalli
Howard A. Lipson                               Broadgate Consultants, Inc.
Blackstone Capital Partners                    Tel: (212) 229-2222
Tel: (212) 836-9844

                             FOR IMMEDIATE RELEASE


           THE LOEWEN GROUP AND BLACKSTONE CAPITAL PARTNERS COMPLETE

               $240 MILLION PURCHASE OF ROSE HILLS MEMORIAL PARK

                       . Acquisition of Largest Cemetery and Mortuary in the
                         U.S. is Second Joint Transaction for Loewen Group and Blackstone
                       . Proceeds to Fund New $250 Million Foundation to
                         Benefit Southern California
                       . CEO Appointed and New Board Formed
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VANCOUVER and NEW YORK, November 20, 1996 -- The Loewen Group Inc. (NYSE, TSE,
ME: LWN) and Blackstone Capital Partners II Merchant Banking Fund L.P. announced today that the Rose Hills Company, a new company formed by them, has completed the acquisition of the Rose Hills cemetery and related mortuary of Los Angeles for US$240 million. Loewen Group will initially have a 20.5 percent common equity interest in the new company, with Blackstone Group holding the remainder.

Rose Hills is the largest cemetery in North America and its mortuary serves more families annually than any other single location in the United States.

Most of the proceeds from the sale of Rose Hills will be used to fund a major new charitable foundation with assets of approximately US$250 million dedicated to projects and institutions
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benefiting the quality of life in Southern California. "We are especially pleased that the proceeds from this transaction will be used for humanitarian purposes" said Raymond L. Loewen, chairman and chief executive officer of the Loewen Group.

Rose Hills is a crown jewel in this industry because of its distinguished history and prominent market position and we are all proud of our affiliation with it" Mr. Loewen added. "This strategic investment reinforces our position as the preferred acquirer in our industry and demonstrates our success in securing prime properties. We expect the transaction to be accretive to earnings per share."

Loewen Group contributed US$95 million in cash and property and Blackstone Group contributed US$35 million in cash to fund the equity of the transaction. The remainder of the funds was provided by bank debt syndicated by Goldman, Sachs & Co. and Bank of Nova Scotia and 9.5 percent senior subordinated notes issued by Rose Hills and syndicated by Smith Barney Inc.

Stephen A. Schwarzman, Blackstone's president and chief executive officer, said, "We believe this investment provides another excellent opportunity to join forces with Loewen Group, an industry leader both in terms of the quality of services it provides as well as operating performance. Loewen Group's operating expertise ensures that Rose Hills' position as one of the premier properties in the industry will be enhanced."

Kendall E. Nungesser was named president and chief executive officer of the Rose Hills Company, effective immediately. Mr. Nungesser was formerly executive vice president and chief financial officer of Roses Inc., the company which previously owned the mortuary and operated the cemetery. Dennis C. Poulsen, who will serve as chairman of the board, was formerly president and chief executive officer of Roses, Inc.

In addition to Messrs. Nungesser and Poulsen, the board of directors will include: Doug McKinnon, executive vice president of Loewen Group; Larry Miller, executive vice president, operations of Loewen Group; and Howard A. Lipson, Chinh E. Chu and David Foley of Blackstone Group.

The transaction secures an option for Loewen Group to acquire Blackstone Group's interest in Rose Hills at a later date. Loewen Group can "call" or purchase Blackstone Group's share in Rose Hills after four years and for a two-year period thereafter, and Blackstone Group can "put" or require Loewen Group to purchase its investment at a formula price after six years and for a two-year period thereafter. This structure avoids the need for Loewen Group to issue shares now, at a price the company considers undervalued, in order to acquire a 100 percent interest in Rose Hills.

Included among Rose Hills' operations and assets are Rose Hills Memorial Park, the largest cemetery in North America, and its mortuary, which serves more families annually than any other single location mortuary in the United States. As part of the transaction, 14 funeral homes and two combination funeral home/cemetery operations currently owned by Loewen Group in Los Angeles and Orange Counties will be integrated into the new company.

This is the second transaction in which Blackstone Group has chosen to partner with Loewen Group. Blackstone and Loewen Group recently formed a company which purchased Prime Succession Inc.
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of Batesville, Indiana, North America's fourth largest supplier of funeral services, for US$295 million.

To date in 1996, Loewen Group has been involved in acquisitions or structured transactions totaling US$1.3 billion. Loewen Group has signed or closed US$800 million in acquisitions. The Company has acquired 138 funeral homes, 120 cemeteries, and two insurance companies, with an aggregate purchase price of approximately US$549 million. Additionally, the Company has signed agreements for the acquisition of 85 additional funeral homes and 83 additional cemeteries for an estimated aggregate purchase price of US$251 million.

In addition, with Blackstone Group, Loewen Group has invested in the US$240 million Rose Hills transaction and the earlier US$295 million Prime Succession Inc. transaction, which was completed in August 1996. Loewen Group invested US$78 million in cash in the Prime transaction and US$72 million in cash and US$23 million in property in the Rose Hills transaction.


With offices in Vancouver, Cincinnati, and Philadelphia, Loewen Group is the second largest funeral and cemetery services company in North America, employing over 13,000 people, and operating 951 funeral homes and 299 cemeteries across the United States and Canada. More than 90 percent of the Company's revenue is generated in the United States. For the past five years, Loewen Group has generated a compounded annual revenue growth rate of approximately 43 percent per annum. The Company recently announced that third quarter earnings from operations increased to US$47.3 million, up 67 percent from the same period in 1995.

The Blackstone Group L.P. is a private investment bank based in New York and founded in 1985 by Peter G. Peterson, its current chairman, and Stephen A. Schwarzman. Blackstone Group's main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring and merger and acquisition advisory services. Blackstone Capital Partners II Merchant Banking Fund L.P., the firm's principal investment vehicle, has approximately $1.3 billion of committed equity capital.

A primary thrust of Blackstone's investment strategy is to invest in promising situations together with major corporations. Several of Blackstone's most successful investments have been in the corporate partnership form. Previous Blackstone corporate partnership investments have been with Aon, CNA, EDS, Mitsubishi, Time Warner, Union Carbide, Union Pacific and USX.

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